Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:    Malcolm L. Gibson
            Chief Financial Officer
            Hardinge Inc.
            One Hardinge Drive
            Elmira, New York  14902-1507
            (607) 734-2281


ELMIRA, N.Y. (MAY 16, 1995) -- Hardinge Brothers, Inc. announced today that at its 1995 Annual Meeting today its stockholders had reelected John W. Bennett, James L. Flynn, E. Martin Gibson, J. Philip Hunter and Dr. Eve L. Menger to its Board of Directors and had approved a change in the Company's name from "Hardinge Brothers, Inc." to "Hardinge Inc." The stockholders also approved a reclassification of the Company's Board to consist of three classes of Directors with staggered three year terms and authorized a new class of Preferred Stock consisting of 2,000,000 shares, the terms of which would be fixed from time to time upon issuance by the Company's Board. The stockholders also approved, subject to the approval by the Board of Directors, or a committee thereof, of the final terms of an underwriting agreement with respect to a public offering of the Company's Common Stock, a reclassification of the two classes of Common Stock, $5.00 par value, into a single class of Common Stock, $0.01 par value, and an increase in the total authorized shares of Common Stock from 6,000,000 shares to 20,000,000 shares.

The Company also announced today that following the Annual Meeting, its Board of Directors had adopted a Stockholders' Rights Plan pursuant to which preferred stock purchase rights will be distributed to stockholders as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on May 30, 1995. The Plan is being adopted to enable the Board to protect the Company against any takeover attempt that the Board considers abusive and not in the best interests of stockholders.

Each Right, when exercisable, will entitle stockholders to buy one Unit consisting of one one-hundredth of a share of a newly created Series A Preferred Stock of the Company at a purchase price of $80.00 per Unit. Under certain circumstances the Rights would entitle holders thereof to acquire securities of the Company or another person with a market value equal to twice the value of the exercise price. The Rights will be exercisable ten days after a person or group (except for certain excluded persons) acquires beneficial ownership of 20% or more of the Company's outstanding Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 30% or more of the Company's outstanding Common Stock and will be redeemable by the Board, at any time prior to the time they become exercisable, at a redemption price of $0.01 per Right.

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